Exhibit 99.1

Thomas & Betts Corporation Reports First Quarter 2008 Earnings

First Quarter Earnings Per Share $0.66, In Line With Company Guidance

Full-Year 2008 E.P.S. Guidance Increased To $3.93 to $4.08, Reflecting $0.13 Per Share Benefit From Second Quarter Legal Settlement

MEMPHIS, Tenn.--(BUSINESS WIRE)--Thomas & Betts Corporation (NYSE: TNB) today reported first quarter 2008 net earnings of $38.3 million, compared to $37.1 million in the first quarter 2007. First quarter 2008 earnings were $0.66 per diluted share, up approximately five percent from 2007 and in line with the guidance provided by the company in February.

First quarter 2008 net sales were $595.5 million, up $121.0 million or 25.5 percent compared to last year. Acquisitions contributed $108.6 million or 22.9 percent while foreign currency benefited sales by approximately $22 million or 4.6 percent in the quarter. Underlying sales volumes declined year over year as demand for industrial and telecommunication products did not fully offset weakness in retail, utility distribution and light commercial construction markets influenced by the continued slowdown in U.S. residential construction.

“We are pleased with our strong margin performance in the quarter, despite softer market conditions in the U.S.,” said Dominic J. Pileggi, chairman and chief executive officer. “We are also pleased with the progress we’ve made integrating our recent acquisitions. As planned, we consolidated four acquired distribution centers into our centralized distribution model during the quarter. This, combined with other actions taken to eliminate duplicative operating costs, should lead to significant savings, particularly in the second half of 2008.”

First quarter 2008 gross profit was $186.3 million or 31.3 percent of sales, up from 30.5 percent in the prior-year period. The increase reflects improved mix in the company’s Electrical and Steel Structures segments and the favorable impact of recently acquired businesses.

Selling, general and administrative (SG&A) expense was $116.3 million or 19.5 percent of sales compared to $87.3 million or 18.4 percent of sales last year. The increase as a percent of sales reflects the impact of recent acquisitions. 2008 SG&A included $8 million of depreciation and amortization expenses related to acquisitions while 2007 first quarter SG&A included a $7 million legal charge.

Earnings from operations increased 22 percent to $70.0 million in the quarter, primarily due to acquisitions and improved mix. As a percent of sales, earnings from operations were 11.8 percent compared to 12.1 percent of sales in the first quarter 2007. The decline reflects the impact of acquisitions including, as expected, $4.1 million of non-recurring amortization and integration expenses.

Net interest expense increased by $8.8 million in the first quarter 2008 primarily as a result of funding required for recent acquisitions. The effective tax rate was 32.3 percent, up from 31.0 percent last year as a result of higher U.S. income.

SEGMENT RESULTS

During the first quarter 2008, the company began to report segment earnings before depreciation, amortization and share-based compensation expenses. Management believes this change provides improved transparency into the underlying operating trends in the business segments. 2007 quarterly results have been revised to reflect this change.

Total segment earnings were up 21 percent to $111.8 million in the first quarter 2008. As a percent of sales, segment earnings were 18.8 percent compared to 19.5 percent last year. The decline as a percent of sales reflects the impact of recent acquisitions.

First quarter 2008 Electrical segment sales were $508.8 million, up $119.6 million or 30.7 percent compared to the first quarter 2007. Acquisitions contributed $108.6 million or 27.9 percent while foreign currency benefited sales by $21 million or 5.4 percent in the quarter. Demand for industrial and telecommunication products partially offset weakness in retail, utility distribution and light commercial construction markets influenced by the continued slowdown in U.S. residential construction.

Electrical segment earnings were $96.1 million in the quarter, up 25.1 percent year over year largely as a result of acquisitions. As a percent of sales, segment earnings were 18.9 percent compared to 19.7 percent last year. Segment earnings included $3.2 million of the $4.1 million of non-recurring expenses noted above.

Sales and earnings in the Steel Structures segment were $52.0 million and $10.0 million in the quarter, respectively, in line with the prior-year period. As a percent of sales, Steel Structures segment earnings were 19.3 percent of sales compared to 18.8 percent last year, reflecting improved project mix.

HVAC segment sales increased 7.5 percent to $34.8 million in the first quarter 2008, partially due to the favorable impact of foreign currency. Segment earnings were $5.6 million or 16.2 percent of sales.

BALANCE SHEET HIGHLIGHTS

The company ended the first quarter 2008 with $110 million in cash and $858 million in total debt. In the quarter, the company completed the acquisition of two previously announced businesses for a total cost of approximately $90 million. Total debt compared to year end 2007 increased by approximately $46 million to help fund these acquisitions.

2008 DIRECTIONAL GUIDANCE

“Looking forward, we continue to expect sales to increase approximately 25 percent, with acquisitions contributing approximately 20 percent to the sales growth for the full year,” said Pileggi. “We expect continued growth in industrial and international markets to help offset weakness in U.S. markets influenced by residential construction. Notably, price increases taken recently in response to sharply higher commodity costs will play a more significant role than previously anticipated in sales growth in the second half of the year.”

“Despite challenging U.S. market conditions and increased volatility in commodity costs, we remain confident in our ability to deliver strong underlying earnings with contributions coming from our recent acquisition activities,” continued Pileggi. “In addition, second quarter results will benefit by $12 million pre-tax, or $0.13 per diluted share, as a result of recently settled legacy legal claims. As a result of the settlement, we are raising our earnings guidance for the full year 2008 to a range of $3.93 to $4.08 per diluted share. Previously, our guidance was $3.80 to $3.95 per diluted share.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide. In 2007, Thomas & Betts reported net sales of $2.1 billion.

NOTE: The attached financial tables support the information in this news release:

Consolidated Statements of Operations

Segment Information

Prior-Year Segment Information

Consolidated Balance Sheets

Consolidated Statements of Cash Flows

Impact of 2007 and 2008 Acquisitions

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," “will,” and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2007 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONFERENCE CALL AND WEBCAST INFORMATION

Thomas & Betts will hold a conference call/webcast to discuss the company’s first quarter 2008 results on Wednesday, April 30, 2008 at 11:00 am ET (10:00 am CT). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com. The conference call will be recorded and available for replay through 12:00 midnight ET on Wednesday, May 7, 2008. To access the replay, please call 201-612-7415, account number 9517, pass code 281135.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2008	2007

Net sales	$595,504	$474,552

Cost of sales	409,243	329,687
Gross profit	186,261	144,865
Gross profit - % of net sales	31.3%	30.5%

Selling, general and administrative	116,285	87,329
Selling, general and administrative - % of net sales	19.5%	18.4%

Earnings from operations	69,976	57,536
Earnings from operations - % of net sales	11.8%	12.1%

Interest expense, net	(12,332)	(3,551)
Other (expense) income, net	(1,277)	(160)

Earnings before income taxes	56,367	53,825

Income tax provision	18,206	16,685
Effective tax rate	32.3%	31.0%

Net earnings from continuing operations	38,161	37,140

Earnings from discontinued operations, net	91	-

Net earnings	$38,252	$37,140

Basic earnings per share:
Continuing operations	$0.66	$0.63
Discontinued operations	-	-
Net earnings	$0.66	$0.63

Diluted earnings per share:
Continuing operations	$0.66	$0.63
Discontinued operations	-	-
Net earnings	$0.66	$0.63

Average shares outstanding:
Basic	57,759	58,593
Diluted	58,192	59,393

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended

	March 31,	March 31,
	2008	2007

Net sales:
Electrical	$508,770	$389,166
Steel Structures	51,960	53,030
HVAC	34,774	32,356

Total net sales	$595,504	$474,552

Segment earnings:
Electrical	$96,121	$76,844
Steel Structures	10,042	9,990
HVAC	5,635	5,689

Total reportable segment earnings	$111,798	$92,523

Corporate expense	(13,262)	(17,442)
Depreciation and amortization expense	(22,040)	(12,344)
Share-based compensation expense	(6,520)	(5,201)
Interest expense, net and other expense	(13,609)	(3,711)

Earnings before income taxes	$56,367	$53,825

Segment earnings - % of net sales:
Electrical	18.9%	19.7%
Steel Structures	19.3%	18.8%
HVAC	16.2%	17.6%
Total	18.8%	19.5%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Prior-Year Segment Information
(In thousands)
(Unaudited)

	2007

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total Year

Net Sales:
Electrical	$389,166	$418,033	$461,585	$497,814	$1,766,598
Steel Structures	53,030	57,082	57,959	59,285	227,356
HVAC	32,356	32,123	33,160	45,295	142,934

Total net sales	$474,552	$507,238	$552,704	$602,394	$2,136,888

Segment earnings:
Electrical	$76,844	$84,892	$94,592	$96,573	$352,901
Steel Structures	9,990	9,955	10,954	11,724	42,623
HVAC	5,689	5,123	6,180	10,183	27,175

Total reportable segment earnings	$92,523	$99,970	$111,726	$118,480	$422,699

Corporate expense	(17,442)	(13,852)	(12,261)	(19,213)	(62,768)
Depreciation and amortization expense	(12,344)	(12,772)	(15,218)	(17,432)	(57,766)
Share-based compensation expense	(5,201)	(3,071)	(2,286)	(1,919)	(12,477)
Interest expense, net and other expense	(3,711)	(2,806)	(7,684)	(11,596)	(25,797)

Earnings before income taxes	$53,825	$67,469	$74,277	$68,320	$263,891

Segment earnings - % of net sales:
Electrical	19.7%	20.3%	20.5%	19.4%	20.0%
Steel Structures	18.8%	17.4%	18.9%	19.8%	18.7%
HVAC	17.6%	15.9%	18.6%	22.5%	19.0%
Total	19.5%	19.7%	20.2%	19.7%	19.8%

During the first quarter of 2008, the Corporation began to report segment earnings before depreciation, amortization and share-based compensation expenses.
Prior periods presented above have been conformed to reflect this current period change.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$110,180	$149,926
Restricted cash	16,569	16,683
Receivables, net	318,838	280,948
Inventories	321,314	271,989
Other current assets	63,820	79,891
Assets of discontinued operations	99,906	106,478
Total current assets	930,627	905,915

Net property, plant and equipment	316,870	305,959
Goodwill	925,927	873,574
Other intangible assets	329,093	299,370
Investments in unconsolidated companies	115,670	115,300
Other assets	66,417	67,668

Total assets	$2,684,604	$2,567,786

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$267,629	$116,157
Accounts payable	193,580	180,333
Accrued liabilities	166,237	154,337
Liabilities of discontinued operations	23,436	18,146
Total current liabilities	650,882	468,973

Long-term debt	590,123	695,048
Other long-term liabilities	175,450	174,831

Shareholders' equity	1,268,149	1,228,934

Total liabilities and shareholders' equity	$2,684,604	$2,567,786

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date

	March 31,	March 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$38,252	$37,140
Adjustments:
Depreciation and amortization	22,040	12,344
Changes in operating assets and liabilities, net(a):
Receivables	(30,605)	(32,100)
Inventories	(32,606)	(1,895)
Accounts payable	14,114	7,100
Accrued liabilities	(10,162)	(3,245)
Other	10,661	13,829
Net cash provided by (used in) operating activities	11,694	33,173

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,139)	(6,392)
Purchases of businesses	(90,583)	-
Other	191	149
Net cash provided by (used in) investing activities	(98,531)	(6,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt and other borrowings	76,510	-
Repayment of long-term debt and other borrowings	(30,162)	(137)
Repurchase of common shares	-	(93,541)
Other	956	5,607
Net cash provided by (used in) financing activities	47,304	(88,071)

EFFECT OF EXCHANGE RATE ON CASH	(213)	39

Net increase (decrease) in cash and cash equivalents	(39,746)	(61,102)
Cash and cash equivalents at beginning of period	149,926	370,968
Cash and cash equivalents at end of period	$110,180	$309,866

Cash payments for interest	$11,346	$4,994
Cash payments for income taxes	$8,871	$10,739

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Impact of 2007 and 2008 Acquisitions
(In thousands)
(Unaudited)

Impact on Earnings from Operations

		Quarter Ended
		March 31,
		2008

Net sales		$108,626

Cost of sales		74,094
Gross profit		34,532
Gross profit - % of net sales		31.8%

Selling, general and administrative		27,242
Selling, general and administrative - % of net sales		25.1%

Earnings from operations		$7,290
Earnings from operations - % of net sales		6.7%

Electrical Segment Earnings Impact

	Quarter Ended
	March 31, 2008
	Base	Acquisitions	Total

Net sales	$400,144	$108,626	$508,770

Segment earnings	$79,168	$16,953	$96,121
Segment earnings - % of net sales	19.8%	15.6%	18.9%

Additional Information

	Quarter Ended
	March 31, 2008
			Included in	Included in
	Cost of		Earnings from	Segment
	Sales	SG&A	Operations	Earnings

Integration and related expenses(a)	$2,542	$687	$3,229	$3,229

Depreciation and amortization expense:
non-recurring	$-	$912	$912	$-
recurring	1,593	6,843	8,436	-
	$1,593	$7,755	$9,348	$-

Share-based compensation expense	$-	$315	$315	$-

(a) SG&A includes $567 of integration expenses not charged against acquisition earnings above.

Note: Information above does not include impact of discontinued operations.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com